Exhibit 99.1

News Release

Sunoco LP Announces Private Offering of Senior Notes

DALLAS, November 9, 2020 - Sunoco LP (NYSE: SUN) (“Sunoco”) today announced a private offering (the “offering”) of senior notes due 2029 (the “notes”) in an aggregate principal amount of $500 million. Sunoco Finance Corp., a wholly owned direct subsidiary of Sunoco, will serve as co-issuer of the notes.

Sunoco intends to use the net proceeds from the offering and cash on hand to fund the separately announced tender offer for a portion of its outstanding 4.875% senior notes due 2023 (the “2023 notes”).

The offering of the notes has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Sunoco plans to offer and sell the notes only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act.

This news release is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful, nor does it constitute a notice of redemption under the optional redemption provisions of the indenture governing the 2023 notes.

About Sunoco LP

Sunoco LP (NYSE: SUN) is a master limited partnership with core operations that include the distribution of motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states as well as refined product transportation and terminalling assets. Sunoco’s general partner is owned by Energy Transfer Operating, L.P., a wholly owned subsidiary of Energy Transfer LP (NYSE: ET).

Forward-Looking Statements

This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law, including without limitation statements regarding the offering and the concurrent tender offer. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in Sunoco’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. In addition to the risks and uncertainties previously disclosed, Sunoco has also been, or may in the future be, impacted by new or heightened risks related to the COVID-19 pandemic and the recent decline in commodity prices, and cannot predict the length and ultimate impact of those risks. Sunoco undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Contacts

Scott Grischow

Vice President – Investor Relations and Treasury

(214) 840-5660, scott.grischow@sunoco.com

Derek Rabe, CFA

Manager – Investor Relations, Strategy and Growth

(214) 840-5553, derek.rabe@sunoco.com

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